Exhibit 5.1
August 9, 2005

Hanover Compressor Company
12001 North Houston Rosslyn Road
Houston, Texas 77086
Ladies and Gentlemen:
     We acted as counsel for Hanover Compressor Company, a Delaware corporation (the “Company”), in connection with the preparation of the prospectus dated November 19, 2003 and the prospectus supplement dated August 9, 2005 (the “Prospectus Supplement”) with respect to the Registration Statements on Form S-3 (Registration Nos. 333-106386 and 333-127127) (the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of 11,438,596 shares of the Company’s common stock, par value $0.001 per share (plus up to an additional 1,715,789 shares that may be sold pursuant to the underwriters’ over-allotment option) (the “Shares”). The Shares are being offered, issued and sold in an underwritten public offering pursuant to an underwriting agreement and a terms agreement (collectively, the “Underwriting Agreement”) between the Company and the underwriters of such offering.
     In our capacity as counsel for the Company for the matter referred to above, we have examined or are familiar with the certificate of incorporation and bylaws of the Company, each as amended to date, and have examined the originals, or copies certified or otherwise identified, of the Underwriting Agreement and corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of representatives of the Company, and other instruments and documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photostatic copies conform to the original copies of such documents.

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Hanover Compressor Company August 9, 2005 Page 2
     On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered against payment therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     This opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States.
     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to the incorporation by reference of this opinion into the Registration Statements. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.